Exhibit 10.100

4 SEPTEMBER 2012 EVONIK INDUSTRIES AG EVONIK DEGUSSA GMBH EVONIK DEGUSSA ITALIA S.P.A. MEMC ELECTRONIC MATERIALS INC. MEMC ELECTRONIC MATERIALS S.P.A.
SETTLEMENT AGREEMENT
Pertaining to the On-Site Supply Agreement

BY AND BETWEEN:

1.	Evonik Industries AG, with its registered office at Essen, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Essen under HRB 19474 (Evonik Germany)

2.	Evonik Degussa GmbH, with its registered office at Essen, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Essen under HRB 20227 (Degussa Germany)

3.
Evonik Degussa Italia SpA, with its registered office at Largo Donegani n. 2, 20121 Milano, Italy, registered with the Register of Enterprises of Milan, registration number and tax code 08865250156, (Evonik Italy, Evonik Italy together with Evonik Germany and Degussa Germany together Evonik)

and

4.
MEMC Electronic Materials S.p.A. with its registered office at viale Gherzi, n. 31, Novara 28100, Italy with registered office in Novara, at Viale Luigi Gherzi no. 31, registered with the Register of Enterprises of Novara, registration number and tax code 01256330158, (MEMC Italy)

5.
MEMC Electronic Materials Inc. with its registered office at 501 Pearl Drive, St. Peters, MO 63376-0008, a corporation incorporated under the laws of Delaware, United States of America (MEMC US, MEMC US together with MEMC Italy MEMC, MEMC together with Evonik collectively the Parties and each of Evonik Germany, Degussa Germany, Evonik Italy, MEMC Italy and MEMC US a Party)

PREAMBLE

(A)	WHEREAS, MEMC Italy operates a facility in Merano, Italy, producing polycristalline silicon (Merano Facility).

(B)
WHEREAS, on 9 July 2008, Degussa Germany, a wholly owned subsidiary of Evonik Germany, Evonik Italy, a wholly owned (indirect) subsidiary of Degussa Germany, MEMC Italy, and MEMC US entered into an agreement pursuant to which Degussa Germany shall supply trichlorosilane technical grade (TCS) and silicontetrachloride technical grade (STC, STC together with TCS, the Products) to MEMC Italy, and MEMC shall pay a purchase price for such delivery (as amended from time to time, the On-site Supply Agreement). The On-site Supply Agreement provides also for the erection of a new fence to fence chlorosilanes plant by Evonik Italy (New CS Plant) adjacent to the Merano Facility.

(C)
WHEREAS, Evonik Italy and MEMC Italy entered into several ancillary agreements with respect to the New CS Plant and the On-site Supply Agreement (such agreements the Ancillary Agreements) including (i) the surface right agreement according to which MEMC Italy, as owner of the industrial site on which the New CS Plant is located, granted to Evonik Italy a surface right (Surface Right Agreement) dated 4 November 2008 as amended by the deed entered into on 20 May 2010 before the notary public Mr. Angelo Finelli (file no. (repertorio) 97,956 and registration no. (raccolta) 18,844), (ii) the environmental agreement in order to regulate the environmental matters relating to the real property on which the New CS Plant is located (Environmental Agreement) dated 4 November 2008 and (iii) a services and utilities agreement pursuant to which MEMC Italy renders operation services to Evonik Italy dated 19 December 2008 (Utilities Agreement). For the avoidance of doubt: The Ancillary Agreements do not include the TCS EG Supply Agreement (as defined in § 6 below).

(D)
WHEREAS, under a business management agreement (Betriebsführungsvertrag) between Evonik Germany and Degussa Germany dated 23 May 2011 Degussa Germany has assigned all rights and obligations under the On-Site Supply Agreement to Evonik Germany with legal effect as of August 1, 2011.

(E)	WHEREAS, the On-site Supply Agreement runs for a fixed term until 30 October 2021.

(F)
WHEREAS, under the On-Site Supply Agreement MEMC is required to purchase a certain quantity of Products from Evonik Germany. The On-Site Supply Agreement provides that, if MEMC fails to purchase such quantity of Products from Evonik Germany, MEMC shall pay to Evonik Germany shortfall payments as liquidated damages (so-called “take or pay obligation”).

(G)
WHEREAS, the New CS Plant commenced operations on 18 February 2011. In accordance with Section 9.1 of the On-site Supply Agreement, MEMC paid an amount of EUR 10,000,000 to Evonik Germany as a down payment. After a number of reductions were made from such down payment, the remaining down payment as of today amounts to EUR 7,884,424.92 (Remaining Down Payment).

(H)
WHEREAS, MEMC Italy has not taken any Product from Evonik Germany under the On-Site Supply Agreement since November 2011 and MEMC US has notified Evonik Germany of its unilateral termination of the On-Site Supply Agreement with letter dated 16 December 2011.

(I)	WHEREAS, Evonik Germany has rejected the unilateral termination by MEMC with letter dated 29 December 2011.

(J)
WHEREAS, Evonik is of the opinion that MEMC owed to Evonik an amount of approximately EUR 114,000,000 under the On-site Supply Agreement resulting from its take or pay obligation set out in the On-site Supply Agreement in case MEMC fails to take further Products during the term of the On-site Supply Agreement.

(K)	WHEREAS, MEMC is of the opinion that MEMC did not owe payments to Evonik under the take or pay provision in case of permanent termination of the On-Site Supply Agreement.

(L)
WHEREAS, MEMC Italy has a business interest to acquire the New CS Plant from Evonik Italy prior to the end of the term of the On-site Supply Agreement, and in any event, no later than 31 December 2012, and to restart production in the New CS Plant on 30 June 2013 at the latest, provided that MEMC shall not be obliged to restart production in the New CS Plant. According to an independent appraisal by DT Revisione S.r.l. dated 12 July 2012 the fair market value of the New CS Plant at 31 May 2012 amounts to EUR 41,209,633.

(M)
WHEREAS, the Parties now wish to enter into this settlement agreement (Agreement) in order to find an amicable economic solution with respect to the termination of the On-Site Supply Agreement and their future supply relationship and avoid legal proceedings between the Parties.

(N)
WHEREAS, to this extent MEMC agrees to settle the dispute under the On-Site Supply Agreement, subject to the terms of this Agreement, for an aggregate settlement amount of EUR 52,884,424.92. In return, Evonik agrees, subject to the terms of this Agreement, (i) to terminate the On-site Supply Agreement, (ii) to waive all claims under the On-Site Supply Agreement and (iii) to transfer the business relating to the New CS Plant to MEMC Italy.

(O)
WHEREAS, today the Parties also enter into a settlement agreement (Off-site Settlement Agreement) with regard to the supply agreement for the supply of trichlorosilane technical grade dated 11 November 2010 (Off-Site Supply Agreement).

NOW, THEREFORE, the Parties hereby agree as follows:
§1
SETTLEMENT
The Parties agree to settle their dispute relating to the On-Site Supply Agreement and to continue their supply relationship going forward by implementing the following measures:

(a)	Sale and transfer of the New CS Plant from Evonik Italy to MEMC Italy (§ 2)

(b)	Termination of the On-Site Supply Agreement/Settlement of Damages (§ 4)

(c)	Implementation of a New STC Supply Agreement (§ 5)

(d)	Implementation of the amendment to the TCS EG Supply Agreement (§ 6)

(e)	Implementation of a License and Technical Assistance Agreement (§ 7)
§2
SALE AND PURCHASE OF THE NEW CS PLANT/EMPLOYMENT MATTERS

2.1
The Parties agree that Evonik Italy (as seller) and MEMC Italy (as purchaser) shall enter into the sale and purchase agreement substantially in the form as attached as Exhibit 2.1 (Sale and Purchase Agreement) by which MEMC Italy shall purchase the New CS Plant and the related business on a going concern for a purchase price of EUR 41,209,633 (the Purchase Price) from Evonik Italy. For the avoidance of doubt, MEMC US shall be jointly and severally liable with MEMC Italy (Gesamtschuldner) to make the Purchase Price payments when due.

2.2
The Parties agree that the Sale and Purchase Agreement shall be executed before the Italian notary Pierluigi Scalamogna, with business address at Via Visconti di Modrone, 21 – 20122 Milano, no later than 5 October 2012.

2.3	The in rem transfer (dingliche Übereignung) of the New CS Plant and the related business to MEMC Italy shall take place on 30 December 2012 (Transfer Date).

2.4
If and as long the Sale and Purchase Agreement is not executed by Evonik Italy before the Italian notary, but MEMC Italy has executed the Sale and Purchase Agreement in the form of a notarised offer, MEMC shall not be obliged to make any of the remaining Purchase Price payments set out in Section 8.3 below, and moreover, Evonik shall be required to repay such previously made Purchase Price payments to MEMC Italy.

2.5
However, if and as long the Sale and Purchase Agreement is not executed before the Italian notary by MEMC Italy within 10 business days after the date indicated in Section 2.2, but Evonik Italy has executed the Sale and Purchase Agreement in the form of a notarised offer, MEMC shall, irrespectively thereof, be obliged to make the payments set out in Section 8.3 below when due which shall in this case be considered as settlement payments paid in consideration for the termination of the On-site Supply Agreement.

2.6	The Parties further agree that the production in the New CS Plant shall be suspended until the Transfer Date.

§3
PAYMENTS AND TERMINATION OF AGREEMENTS

3.1
Exhibit 3.1 contains a list of all outstanding payment obligations of the Parties vis-á-vis each other relating to the business in Merano (other than payment obligations from the TCS EG Supply Agreement). The respective debtor shall make the respective payment (in full) to the respective creditor each as indicated in Exhibit 3.1 without undue delay (unverzüglich) after the signing of this Agreement, unless the due date indicated on the invoices occurs after the date of this Agreement, in which case the due date indicated on the invoice shall apply.

3.2
The Parties hereby agree that (i) the Surface Right Agreement, (ii) the Utilities Agreement and (iii) all other agreements (other than the Environmental Agreement) between MEMC and Evonik relating to the current operation of the New CS Plant by Evonik shall terminate immediately after the transfer of the New CS Plant to MEMC Italy has actually occurred.

3.3	Evonik Italy and MEMC Italy hereby enter into an amendment agreement to the Environmental Agreement as attached hereto as Exhibit 3.3.
§4
TERMINATION OF THE ON-SITE SUPPLY AGREEMENT

4.1
The Parties hereby terminate the On-site Supply Agreement with effect as of the day immediately following the day the transfer of the New CS Plant and the related business on a going concern has taken place.

4.2
The Parties agree that MEMC Italy shall pay to Evonik Germany as settlement of Evonik’s damage claims resulting from the termination of the On-site Supply Agreement an amount of EUR 11,674,791.92. This settlement amount assumes due execution of the Sale and Purchase Agreement. If the Sale and Purchase Agreement is not executed before the Italian notary by MEMC Italy as set out in Sections 2.2, 2.4 and 2.5 above, the respective settlement amount shall be increased by the amount of the Purchase Price.

4.3
The Parties hereby set-off (Aufrechnungsvereinbarung) the credit relating to the Remaining Down Payment against the compensation for the termination of the On-site Supply Agreement set out in Section 4.2 above. As a result, the Remaining Down Payment shall be finally settled and MEMC shall pay to Evonik Germany the remainder in accordance with § 8 below.

§5
NEW STP SUPPLY AGREEMENT
MEMC Italy, MEMC US and Evonik Germany hereby enter into a STC supply agreement (New STC Supply Agreement) as attached hereto as Exhibit 5.

§6
TCS EG SUPPLY AGREEMENT

6.1
MEMC Italy and Evonik Germany hereby enter into an amendment agreement to the existing TCS EG supply agreement dated 12/13 April 2006 as amended by addendum no 1 dated 11 November 2010 (TCS EG Supply Agreement) as attached hereto as Exhibit 6.1.

6.2
Exhibit 6.2 contains a list of all outstanding payment obligations and deliverance obligations of the Parties vis-á-vis each other relating to the TCS EG Supply Agreement as of 31 August 2012. Any such outstanding payment claim for supply of Products (as defined in the existing TCS EG Supply Agreement), any such outstanding claim for supply of Products and any product liability claims, if any, under the existing TCS EG Supply Agreement shall remain unaffected.

§7
LICENSE AND TECHNICAL ASSISTANCE AGREEMENT
MEMC Italy and Evonik Germany hereby enter into a Licence and Technical Assistance Agreement as attached hereto as Exhibit 7 (License and Technical Assistance Agreement).

§8
SETTLEMENT PAYMENTS

8.1	In accordance with Sections 2.1, 4.2 and 4.3, MEMC Italy and MEMC US shall pay, as joint and several debtors (Gesamtschuldner) to Evonik a settlement amount in cash in a total amount of
EUR 45,000,000
(Settlement Amount).

8.2	The Settlement Amount shall be allocated as follows:

(a)
under the assumption that the Sale and Purchase Agreement will be executed: (i) an amount of EUR 41,209,633 shall be allocated to the sale and purchase of the New CS Plant and the related business on a going concern payable to Evonik Italy and (ii) an amount of EUR 3,790,367 (considering the set-off pursuant to Section 4.3, i.e. EUR 11,674,791.92 minus EUR 7,884,424.92) shall be made as compensation for the termination of the On-site Supply Agreement payable to Evonik Germany. The latter payment shall be made as part of the last instalment set out in Section 8.3(d).

(b)
If and as long as the Sale and Purchase Agreement is not executed as set out in Sections 2.2, 2.4 and 2.5 the full Settlement Amount shall be made as compensation for the termination of the On-site Supply Agreement payable to Evonik Germany.

8.3	The Settlement Amount becomes due (fällig) and payable (zahlbar) as follows:

(a)	EUR 10,000,000 become due (fällig) and payable (zahlbar) on the date fifteen (15) days after execution of this Agreement;

(b)	EUR 15,000,000 become due (fällig) and payable (zahlbar) on 15 December 2012;

(c)	EUR 10,000,000 become due (fällig) and payable (zahlbar) on 15 February 2013; and

(d)	EUR 10,000,000 become due (fällig) and payable (zahlbar) on 15 May 2013.
For the avoidance of doubt the amounts above in (a) through (d) are net of VAT.

8.4
Unless otherwise requested by Evonik, any payment shall be made through an account of MEMC Italy by irrevocable wire transfer of immediately available funds, free of all taxes, bank charges and other deductions to the following bank accounts:

(a)	if to Evonik Italy:
Evonik Degussa Italia SpA
Account No: 40756
Bank Code: 03104 01607 (Deutsche Bank)
IBAN: IT34K0310401607000000040756
BIC: DEUTITM1467
and

(b)	if to Evonik Germany:
Evonik Industries AG
Account No: 667934397
Bank Code (Bankleitzahl): 70020270 (UniCredit Bank)
IBAN: DE53 7002 0270 0667 9343 97
BIC: HYVEDEMMXXX

8.5
If MEMC fails to make the respective settlement payments when due, it shall pay default interest (Verzugszinsen). The default interest rate shall amount to 10.5 per cent (%) per annum. The default interest rate shall be reduced to 6% as from the earlier of (i) the date on which Evonik’s executory title(s) covering in full the Settlement Amount and the amounts payable by MEMC under the Off-site Settlement Agreement are readily enforceable in the US and (ii) 15 February 2013, save that (ii) shall not apply where Evonik’s failure to have its executory title(s) readily enforceable in the US by that date is due to any act or omission by MEMC. Evonik’s right to claim further default-related damages (Verzugsschaden) shall remain unaffected, except with respect to default interests.

8.6
If (i) MEMC fails to make any of the settlement payments when due (in full or in part) in accordance with the payment schedule set forth in Section 8.3 (a) through 8.3(d) or fails to make any of the settlement payments under the Off-site Settlement Agreement when due in accordance with the terms of the Off-site Settlement Agreement and (ii) MEMC fails to make such payment within five business days after it has received a written warning notice by Evonik, the following shall apply

(a)	the full outstanding Settlement Amount not paid shall become immediately due (fällig) and payable (zahlbar);

(b)	Evonik shall have the right to terminate the New STC Supply Agreement for cause and without further notice; and

(c)	Evonik shall have the right to terminate the License and Technical Assistance Agreement for cause and without further notice;

(d)
if Evonik Germany terminates the New STC Supply Agreement or License and Technical Assistance Agreement, then MEMC shall have the right to terminate the TCS EG Supply Agreement with prior written notice to Evonik Germany with effect to the later of (i) 31 December 2013 and (ii) 12 months from the date Evonik Germany has terminated the New STC Supply Agreement or License and Technical Assistance Agreement.

8.7
Any right of MEMC to set off (aufrechnen) and/or withhold (zurückbehalten) the Settlement Amount in part or in whole is hereby expressly waived and excluded except for (i) claims of MEMC declaring the set-off which are acknowledged by Evonik in writing (schriftlich) or if and to the extent MEMC exercising the right of set-off has an enforceable title (Vollstreckungstitel) against Evonik and (ii) any amount which needs to be reimbursed by Evonik to MEMC under Section 13.2 (provided, that MEMC presents to Evonik an appropriate evidence that the respective amount has actually been paid to the tax authorities).

§9
SECURITY RIGHTS

9.1
The Parties agree on and agree to implement the procedure and steps set out in Sections 9.2 through 9.11 to enable Evonik to obtain one or more executory title(s) in respect of MEMC’s payment of the Settlement Amount (or any parts thereof) (not exceeding the Settlement Amount) that is (are) readily enforceable in Italy and the US and which shall serve as security to Evonik in respect of MEMC’s payment of the Settlement Amount. MEMC undertakes to comply with the provisions set forth in Sections 9.2 through 9.11 and to take such other reasonable actions, make such other statements and otherwise conduct themselves as required from time to time for Evonik to promptly obtain such readily enforceable executory title(s).

9.2
Evonik Germany, Degussa Germany and/or Evonik Italy may at any time file with the courts in Essen (Germany) one or more claims against MEMC Italy and/or MEMC US for payment of the Settlement Amount or any parts thereof (not exceeding in aggregate the Settlement Amount) (Evonik’s Payment Claim(s)). Any such claim shall be substantially in the form set out in Exhibit 9.2. Evonik Germany, Degussa Germany and/or Evonik Italy may in their sole discretion file a claim in accordance with this Section 9 covering also any sums MEMC are obliged to pay to Evonik under the Off-site Settlement Agreement executed by the Parties on the same date.

9.3	MEMC shall

(a)
unconditionally and fully acknowledge (anerkennen) Evonik’s Payment Claim(s) allowing the court to render a judgment by acknowledgement (Anerkenntnisurteil) within the meaning of section 307 of the German Code of Civil Procedure; and

(b)
simultaneously declare to the court that MEMC waive – to the extent possible under German law – any rights they may have to challenge any such judgment by acknowledgement in respect of Evonik’s Payment Claim(s)

by promptly submitting to the Essen courts a written response to Evonik’s Payment Claim(s) substantially in the form set out in Exhibit 9.3. MEMC shall simultaneously notify Evonik of its submission in accordance with this Section 9.3 by transmitting a copy of the original submission to Evonik by facsimile or e-mail.

9.4
Save to the extent otherwise prohibited under mandatory German law, MEMC shall not raise any right, claim or objection in respect of Evonik’s Payment Claim(s) (whether of a procedural or substantial nature) and shall not take any action that may prevent or delay a judgment by acknowledgement (Anerkenntnisurteil) from being rendered, including, without limitation,

(a)	any right to set off any claim against Evonik’s Payment Claim(s);

(b)	any objection as to the jurisdiction of the Essen courts either by reference to Section 14.4, the Parties’ previous arbitration agreements or otherwise; and

(c)	any procedural actions/applications to extend statutory time limits to respond to any correspondence by Evonik and/or the court.

9.5	MEMC Italy and MEMC US hereby irrevocably appoint
Bryan Cave LLP
Hanseatic Trade Centre, Am Sandtorkai 77
20457 Hamburg
Germany

as their agent for service of process or other documents (Zustellungsbevollmächtigte, sections 171 seq. of the German Code of Civil Procedure – hereinafter: the Agent). A draft of the Agent’s unrestricted, unconditional and irrevocable authority to act as MEMC’s process agent is attached to this Agreement in Exhibit 9.5. MEMC represent and warrant that the Agent has unrestricted power of attorney (Prozessvollmacht, sections 80 seq. of the German Code of Civil Procedure) to act for and on behalf of MEMC in any legal proceeding initiated by Evonik Germany, Degussa Germany and/or Evonik Italy under Section 9.2. MEMC shall not replace the Agent or limit the Agent’s authority without Evonik’s prior written consent, such consent not to be unreasonably withheld or delayed.

9.6
Without prejudice to any convenience translations that either Party may from time to time voluntarily offer to provide to the other Parties, the Parties agree that any court or court-related correspondence and documents for legal proceedings in accordance with this Section 9 shall be valid and effective if it is made in the German language. MEMC Italy and MEMC US hereby waive the right (if any) to receive translations of any court or court-related correspondence and/or documents and undertake not to object to the service or transmission of any such correspondence and/or documents in the German language. If and to the extent any Party requires a translation of any court or court-related correspondence and/or documents it shall procure such translation itself and at its own expense.

9.7
For the avoidance of doubt, MEMC Italy’s and MEMC US’ undertaking under Section 9.4 above not to challenge the jurisdiction of the Essen courts for the purpose of allowing Evonik to obtain an executory title in accordance with the Parties’ agreement shall not in any way prejudice or be construed as a mutually agreed deviation from or change of the Parties’ arbitration agreement in Section 14.4 which shall remain in full force and effect.

9.8
If at any time Evonik seek recognition of any judgment in respect of the Settlement Amount (or any parts thereof) obtained in accordance with this Section 9 in Italy, the US and/or in any other country, MEMC shall not object to, challenge or take any other action that may delay or prevent the recognition of such judgment.

9.9
Upon Evonik’s request MEMC shall promptly provide Evonik with a statement waiving – to the extent possible – any rights, claims and objections (including the right to challenge) that MEMC may have in the jurisdiction where recognition is sought. The statement shall be duly executed on behalf of MEMC Italy and MEMC US and shall comply with such other formal requirements as may need to be satisfied in order for the waiver to take full force and effect in the country of recognition.

9.10
To further secure Evonik’s right under the Agreement to MEMC’s payment of the Settlement Amount, on the date this Agreement is signed MEMC US shall provide Evonik with duly executed affidavits (confessions of judgment) in the form set out in Exhibit 9.10. Sections 9.8 seq. shall apply mutatis mutandis to any attempts by Evonik to obtain a judgement in the US based on these affidavits.

9.11
Evonik shall not enforce payment of any default interest in excess of the relevant percentage agreed in Section 8.5 regardless of the percentage set out in the executory title on which such enforcement is based. Neither MEMC’s acknowledgement pursuant to Section 9.3 nor the rendering of any judgment by acknowledgement as a result thereof nor the affidavits provided by MEMC pursuant to Section 9.10 shall in any way prejudice or affect the Parties’ agreement on the applicable interest rates in Section 8.5.

9.12	[intentionally left blank]

9.13
If Evonik materially breaches its obligations under this Section 9 for reasons not attributable to MEMC and fails to remedy such breach within five (5) business days after receiving a notice thereof from MEMC, MEMC shall be entitled to suspend performance of its obligations under this Section 9 until Evonik has remedied the breach and Evonik Germany and Evonik Italy shall

(a)	be jointly and severally liable to MEMC for any loss or damage incurred as a result of such failure save for any loss of financing incurred by MEMC as a result of such failure; and

(b)
indemnify MEMC for and hold MEMC harmless from and against any costs, fees and expenses (in particular costs of legal counsel and other external advisors) incurred by MEMC as a result of having to assert and enforce their rights and claims against Evonik under this Agreement (Rechtsverfolgungskosten).

9.14
If MEMC Italy and/or MEMC US fails to comply with their obligations under this Section 9 for reasons not attributable to Evonik and fails to remedy such breach within ten (10) business days after receiving a notice thereof from Evonik:

(a)
MEMC shall be jointly and severally liable to Evonik for any loss or damage incurred as a result of such failure save for any loss of financing incurred by Evonik as a result of such failure, up to the maximum amount of the Settlement Amount;

(b)
MEMC shall indemnify Evonik for and hold Evonik harmless from and against any costs, fees and expenses (in particular costs of legal counsel and other external advisors) incurred by Evonik as a result of having to assert and enforce their rights and claims against MEMC under this Agreement (Rechtsverfolgungskosten); and

(c)	Section 8.6 (a) through (d) shall apply.

For the avoidance of doubt, the cap in para. (a) shall not apply to the indemnity given by MEMC under para. (b).

9.15
After (i) Evonik’s receipt of the full Settlement Amount from MEMC or (ii) this Agreement has been terminated pursuant to Section 12.1, Evonik Germany, Degussa Germany and/or Evonik Italy shall without undue delay return to MEMC any executory titles, affidavits and/or other documents obtained by them under this Section 9 as a security for the settlement payment.

§10
ANTI-TRUST

10.1
In relation to the notification of the transaction contemplated by the Sale and Purchase Agreement to the Autorità Garante della Concorrenza e del Mercato (IAA), MEMC Italy shall, at its own cost, use all reasonable endeavours to ensure that the Condition (as defined in the Sale and Purchase Agreement) is not fulfilled. Such reasonable endeavours include, without limitation, that MEMC Italy shall progress such notification with all due diligence, provide all information which is requested by the IAA and, as soon as reasonably practicable (but in any event prior to the notification to the IAA), notify Evonik Italy (and provide copies or, in the case of non-written material communications, all material details) of any communications from and to the IAA relating to the notification and the related review process.

10.2
Evonik Italy shall co-operate with MEMC Italy and its advisers and, as soon as reasonably practical, provide MEMC Italy with such information which is available to Evonik Italy as MEMC Italy may reasonably require, for the purpose of allowing MEMC Italy to comply with its obligations under Section 10.1.

§11
WAIVER

11.1
Evonik Germany, Degussa Germany and Evonik Italy hereby waive any and all claims they have at the signing of this Agreement, at the Transfer Date and at the end of the term of the On-site Supply Agreement and the Ancillary Agreements against MEMC arising out of or in connection with the On-Site Supply Agreement or any Ancillary Agreement except as for (i) claims set out in Section 3.1 (Payments) and Section 3.3 (Environmental Agreement) and Section 6.2 (Claims under existing TCS EG supply agreement) and (ii) claims for the delivery of utilities and services under the Utilities Agreement as far as required to preserve the New CS Plant until the transfer of the New CS Plant to MEMC Italy has actually occurred.

11.2
MEMC Italy and MEMC US hereby waive any and all claims they have at the signing of this Agreement, at the Transfer Date and at the end of the term of the On-site Supply Agreement and the Ancillary Agreements against Evonik Germany, Degussa Germany or Evonik Italy arising out of or in connection with the On-Site Supply Agreement or any Ancillary Agreement except as for

(i) claims set out in Section 3.1 (Payments) and Section 3.3 (Environmental Agreement) and Section 6.2 (Claims under existing TCS EG supply agreement) and (ii) payment claims for the delivery of utilities and services under the Utilities Agreement as far as required to preserve the New CS Plant until the transfer of the New CS Plant to MEMC Italy has actually occurred.

11.3
For the avoidance of doubt, these waivers shall not affect any rights of any Party as agreed in this Agreement or the agreements entered or to be entered between the Parties as described herein or in the Off-site Settlement Agreement.

§12
TERMINATION

12.1
Each of MEMC US and Evonik Germany may terminate this Agreement by giving 10 days prior written notice to Evonik Germany or, as the case may be, to MEMC US, if the Condition (as defined in the Sale and Purchase Agreement) has occurred or been fulfilled, provided that such termination right shall expire 30 days after the Condition (as defined in the Sale and Purchase Agreement) has occurred or been fulfilled. In case of termination pursuant to this Section 12.1 this Agreement becomes null and void with ex-tunc effect (von Anfang an nichtig) and the Parties shall put themselves in a position as if this Agreement had never been entered into, in particular:

(a)	Evonik has to pay back any amount received from MEMC paid in accordance with Section 8.3;

(b)	the waivers set out in § 11 shall become null and void; and

(c)
the Parties shall, with respect to its legal position relating to the On-site Supply Agreement, be deemed to be in the same situation and to have the same rights and claims (for a period of 30 days) under or in connection with the On-site Supply Agreement as they were in and that they had on 30 July 2012.

12.2
If neither MEMC US nor Evonik Germany exercises its termination right pursuant to Section 12.1, Section 2.5 shall apply mutatis mutandis and the Parties shall agree on a mutually acceptable solution with regard to the New CS Plant.

12.3	Unless as explicitly set forth in Section 12.1 and to the extent permitted by law, no Party shall have the right to terminate this Agreement.

§13
TAX AND COST SHARING

13.1
Save to the extent stated otherwise in Section 9 above, each Party shall bear its own costs of legal counsel and other advisors incurred with respect to the negotiation, execution or consummation of this Agreement.

13.2	Without prejudice to Sections 11.2 and 11.3 of the Sale and Purchase Agreement and to the extent MEMC Italy actually pays any of the taxes referred to in

Section 11.2 of the Sale and Purchase Agreement and/or suffers any Tax Loss (as defined in the Sale and Purchase Agreement) or indemnifies Evonik Italy for any of said taxes paid, or Tax Losses suffered, by the latter, Evonik shall reimburse MEMC Italy 50% of such amounts up to a maximum amount of EUR 750,000. Without prejudice to MEMC’s right to set off under Section 8.7 (ii) above, Evonik shall reimburse MEMC Italy pursuant to the first sentence of this Section 13.2 within 15 business days of written request for payment by MEMC.

13.3
Subject to Section 13.1 above, MEMC and Evonik agree that MEMC will pay any and all fees (including notary fees, court fees and antitrust fees), costs and expenses that may be payable or incurred under or in connection with (i) this Agreement, (ii) the Sale and Purchase Agreement (iii) any of the Ancillary Agreements, (iv) the Off-Site Settlement Agreement or (v) any other agreement to be executed hereunder (Fee) except for any additional court fees which will arise because Evonik files more than one claim under Section 9.2 above although the filing of one claim for payment of the Settlement Amounts due under this Agreement and the Off-site Settlement Agreement would be admissible by the court (in which case the court fees relating to the second and any further claim shall be fully borne by Evonik). Without prejudice to the foregoing and Section 11.2 of the Sale and Purchase Agreement, Evonik shall reimburse 50% of such Fee, up to a maximum amount of EUR 100,000 within 15 business days of written request for payment by MEMC; any such Fee in excess of such amount shall solely be borne by MEMC.

§14
MISCELLANEOUS

14.1	Supporting Obligation
The Parties agree to work together in good faith to fully and timely achieve the legal and commercial goals set forth in this Agreement.

14.2	Conflicts
If the provisions of this Agreement conflict with the provisions of (i) the Sale and Purchase Agreement (in particular, with respect to its Section 3.3), (ii) any of the Ancillary Agreements, (iii) the Off-Site Settlement Agreement, (iv) any agreement or document signed in connection with the notification of the transaction contemplated by the Sale and Purchase Agreement to the IAA, or (v) any other agreement to be executed under or in connection with this Agreement, the provisions of this Agreement shall prevail.

14.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding (i) conflict of laws rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG) and (ii)

the transfer for the New CS Plant and the related business on a going concern, which shall be governed by Italian law.

14.4	Settlement of Disputes

14.4.1
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, including (without limitation) any dispute relating to pre-contractual conduct or statements made by either Party prior to the execution of this Agreement and any tort-based liability arising from the behaviour of either Party, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Hanau (Germany) shall be the place of arbitration. The number of arbitrators shall be three. The language of the arbitration shall be English. The parties to the arbitration shall jointly nominate the chairman of the arbitral tribunal within 30 days after the co-arbitrators have been confirmed by the ICC Court. If the parties fail to jointly nominate the chairman within such period the ICC Court shall appoint the chairman in accordance with Article 12(5) of the ICC Rules.

14.4.2
Any dispute, controversy or claim arising out of or in connection with the Off-site Supply Agreement and/or the On-site Supply Agreement, or the breach, termination or invalidity of either of them, including (without limitation) any dispute relating to pre-contractual conduct or statements made by either Party prior to the execution of the relevant Supply Agreement and any tort-based liability arising from the behaviour of either Party, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Hanau (Germany) shall be the place of arbitration. The number of arbitrators shall be three. The language of the arbitration shall be English. The parties to the arbitration shall jointly nominate the chairman of the arbitral tribunal within 30 days after the co-arbitrators have been confirmed by the ICC Court. If the parties fail to jointly nominate the chairman within such period the ICC Court shall appoint the chairman in accordance with Article 12(5) of the ICC Rules. The Parties acknowledge and agree that the arbitration clause in Article 37.10 of the On-site Supply Agreement is hereby changed accordingly and that this change remains unaffected from any termination and/or invalidity of this Settlement Agreement.

14.5	Amendments
Any amendment, supplementation (Ergänzung) or suspension (Aufhebung) of this Agreement, including this provision, shall be valid only if agreed in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under mandatory law.

14.6	Reference to German Legal Terms
Where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

14.7	Schedules and Exhibits
All Exhibits to this Agreement form an integral part of this Agreement.

14.8	Entire Agreement/Relation to other Agreements
This Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement. In particular, if relevant at all, any terms agreed in this Agreement shall amend and supersede any terms previously agreed in any of the existing agreements referred to in the Preamble of this Agreement.

14.9	Severability
If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such void, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the void, ineffective or unenforceable provision as it regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement.

In accordance with German law, signed in front of a Notary in Frankfurt, Germany by the following individuals:

/s/ Michael Renner
Name: Michael Renner
For Evonik Industries AG

/s/ Thomas Knothe
Name: Thomas Knothe
For Evonik Industries AG and Evonik Degussa Gmbh

/s/ Karsten Josef Hilmer
Name: Karsten Josef Hilmer
For Evonik Degussa Gmbh

/s/ Giorgio Pellegrino
Name: Giorgio Pellegrino
For Evonik Degussa Italia SpA

/s/ Andrea Nervi
Name: Andrea Nervi
For MEMC Electronic Materials SpA
and MEMC Electronic Materials, Inc.

/s/ Michael Steinbrecher
Name: Michael Steinbrecher
Title: Notary